EXHIBIT  2.2

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of September 15, 2000, by and between Friendship Community Bank ("Bank"), a financial institution organized and existing under the laws of the State of Florida, with its principal office located in Ocala, Florida and PAB Bankshares, Inc. ("PAB"), a corporation organized and existing under the laws of the State of Georgia, with its principal office located in Valdosta, Georgia, to be joined in by FCB Interim Bank ("Interim"), a financial institution to be chartered under the laws of the State of Florida and to become a wholly-owned subsidiary of PAB.

                                    PREAMBLE

     The Boards of Directors of Bank, PAB and, once it is chartered, Interim, are each of the opinion that the transaction described herein is in the best interest of the parties and their respective shareholders. This Agreement provides for the merger of Interim with and into Bank (the "Merger"). At the effective time of the Merger, the outstanding shares of the capital stock of Bank shall be exchanged for cash totaling $7,511,712 and all the outstanding options having rights to convert to 9,000 shares of Bank's capital stock will either (i) be exercised by the holders in accordance with their terms and exchanged for cash totaling $166,680 or (ii) terminated in accordance with their terms, such amounts totaling in the aggregate $7,678,392 assuming exercise of the options' The transaction described in this Agreement is subject to the approvals of the shareholders of Bank, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Florida Department of Banking and Finance and the Department of Banking and Finance of the State of Georgia, and the satisfaction of certain other conditions described in this Agreement.

     Immediately following the Closing of the Merger, Bank will remain in existence under its Articles of Incorporation and Bylaws, as in effect immediately prior to the Effective Time, as a wholly-owned subsidiary of PAB.

     Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the parties agree as follows:

                                   ARTICLE 1
                     TRANSACTION  AND  TERMS  OF  MERGER

     1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Interim shall be merged with and into Bank in accordance with the provisions of Sections 658.41 and 658.42 of the FFIC and with the effect provided in Section 658.45 of the FFIC. Bank shall be the Surviving Corporation resulting from the Merger, and the separate existence of Interim shall cease. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of PAB, Interim and Bank and will be approved by the Board of Directors of Interim upon its formation. The name and location of the main office and each branch office of PAB and Bank, along with the name and address of the main office of the Surviving Corporation and each existing and proposed branch office as well as the name and address of each director and executive officer, and a copy of the complete articles of incorporation of the Surviving Corporation are attached as Exhibit A to this Agreement. Exhibit A further includes the amount of the Surviving Corporation's surplus fund and retained earnings at June 30, 2000.

     1.2 Time and Place of Closing. The Closing will take place at 9:30 a.m., local time, on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:30 a.m.), or at such other time as the Parties, acting through their Chief Executive Officers, may mutually agree. The place of Closing shall be at the offices of Troutman Sanders LLP, Atlanta, Georgia, or such other place as may be mutually agreed upon by the Parties.

     1.3 Effective Time. The Merger contemplated by this Agreement shall become effective on the date and at the time set forth in the certificate of merger (the "Certificate of Merger") issued by the Florida Department of Banking and Finance (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the Chief Executive Officers of each Party, the Parties shall use their reasonable efforts to cause the


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Effective  Time  to  occur on the last business day of the month in which occurs the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, (ii) the date on which the shareholders of Bank approve this Agreement, or (iii) such later date as may be mutually agreed upon in writing by the Chief Executive Officers of each Party.

     1.4 Execution of support and Non Competition Agreements. Immediately prior to the execution of this Agreement and as a condition hereto, each of the directors of Bank is executing and delivering to PAB a Support Agreement and Non Competition Agreement in substantially the form as attached hereto as Exhibit B.

                                   ARTICLE 2
                                TERMS OF MERGER

     2.1 Articles of Incorporation. The Articles of Incorporation of Bank in effect prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until otherwise amended or repealed.

     2.2 Bylaws. The Bylaws of Bank in effect prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.

     2.3 Directors of Bank. The directors of Bank in office prior to the Effective Time, together with such additional persons as may thereafter be elected, anticipate serving as directors of Bank for at least one year after the Effective Time.

     2.4 Officers of Bank. The officers of Bank in office prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of Bank from and after the Effective Time in accordance with the Bylaws of Bank.

                                   ARTICLE 3
                    MANNER OF CONVERTING SHARES AND OPTIONS

     3.1 Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of PAB, Interim or Bank, or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

          (a) Each share of PAB Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time;

          (b) Subject to adjustment as outlined below and the conditions set forth herein, all shares of Bank Common Stock issued and outstanding at the Effective Time shall be exchanged for cash totaling $7,511,712 and all of the outstanding options having rights to convert, in the aggregate, to 9,000 shares of Bank's Common Stock (the "Bank Options") will either (i) be exercised by the holders in accordance with their terms and exchanged for cash totaling $166,680 or (ii) terminated in accordance with their terms, such amounts totaling in the aggregate the sum of $7,678,392 (the "Merger Consideration");

          (c) Each share of Bank Common Stock (excluding shares held by PAB or any of its Subsidiaries or by Bank, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by Bank shareholders who perfect their dissenters' rights of appraisal as provided in Section 3.4 of this Agreement) issued and outstanding at the Effective Time shall cease to be outstanding. Each share of Bank Common Stock and each share subject to the Options shall be converted into and exchanged for the right to receive $18.52 (the "Per Share Cash Consideration"). The Per Share Cash Consideration shall be paid to Bank's shareholders by PAB for each share of Bank Common Stock; and

          (d) In the event the costs and expenses incurred by Bank or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees and fees and expenses of its own consultants, accountants, and counsel, (but excluding amounts payable under change of control provisions in certain Bank employment agreements, if any, and as a result of the termination of the Fiserv Solutions, Inc. Data Processing Agreement dated August 5, 1999 following the Closing) exceed $100,000, the Merger Consideration shall be reduced by the amount of such costs and expenses in excess of $100,000 (the "Excess Amount") and the Per Share Cash Consideration shall be reduced by the amount equal to the quotient obtained by dividing the Excess Amount by 414,600.


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     3.2     Anti-Dilution Provisions.  In the event Bank changes the number of shares of Bank Common Stock, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date therefor (in the case of a stock split or similar recapitalization) shall be prior to the Effective Time, the Merger Consideration and the Per Share Cash Consideration shall be proportionately adjusted.

     3.3     Shares  Held  by  Bank  or PAB.  Each of the shares of Bank Common
Stock held by Bank or by any PAB Companies, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

     3.4 Dissenting Shareholders. Any holder of shares of Bank Common Stock who perfects his dissenters' rights of appraisal in accordance with and as contemplated by Sections 658.44 et seq. of the FFIC shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, however, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the FFIC and surrendered to Bank the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of Bank fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, Bank shall issue and deliver the consideration to which such holder of shares of Bank Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing the shares of Bank Common Stock held by him.

     3.5 Stock Options. At the Effective Time, all rights with respect to Bank Common Stock pursuant to the Bank Options granted by Bank under the Bank Stock Option Plan (the "Bank Option Plan"), which are outstanding at the Effective Time, whether or not exercisable, shall be either (i) exercised by the holders thereof in accordance with their terms and become rights with respect to Bank Common Stock, and Bank shall issue 9,000 shares of Bank Common Stock which stock shall then be exchanged with PAB for cash totaling $166,680, or (ii) terminated in accordance with their terms, and the Bank Option Plan shall then terminate. Bank shall take all necessary steps to effectuate the foregoing provisions of this Section 3.5.

                                   ARTICLE 4
                               EXCHANGE OF SHARES

     4.1 Exchange Procedures. Within five days after the Effective Time, PAB shall, as exchange agent, mail to the former shareholders of Bank appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Bank Common Stock shall pass, only upon proper delivery of such certificates to PAB). After the Effective Time, each holder of shares of Bank Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenters' rights of appraisal have been perfected as provided in Section 3.4 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to PAB and shall within five days after surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. PAB shall not be obligated to deliver the consideration to which any former holder of Bank Common Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing the shares of Bank Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of Bank Common Stock so surrendered shall be duly endorsed as PAB may require. Any other provision of this Agreement notwithstanding, PAB shall not be liable to a holder of Bank Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

     4.2 Rights of Former Shareholders. At the Effective Time, the stock transfer books of Bank shall be closed as to holders of Bank Common Stock immediately prior to the Effective Time, and no transfer of Bank Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of Bank Common Stock (other than shares to be canceled pursuant to Sections 3.3 and 3.4 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the Per Share Cash Consideration in exchange therefor. Upon surrender of such Bank Common Stock certificate, the Per Share Cash
Consideration shall be delivered and paid by PAB with respect to each share represented by such certificate.


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                                   ARTICLE 5
                     REPRESENTATIONS AND WARRANTIES OF BANK

     Bank  hereby  represents  and  warrants  to PAB and to Interim as follows:

     5.1 Organization, Standing and Power. Bank is a financial institution duly organized, validly existing and in active status under the laws of the State of Florida. Bank has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Bank does not own any property or conduct any business outside of the State of Florida which would require it to be qualified as a foreign corporation in any jurisdiction and where the failure to be so qualified will have a Material Adverse Effect on Bank.

     5.2     Authority;  No  Breach  By  Agreement.

          (a) Bank has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Bank, subject to the approval of this Agreement by the holders of at least a majority of the outstanding shares of Bank Common Stock, which is the only shareholder vote required for approval of this Agreement and consummation of the Merger by Bank. Subject to such requisite shareholder approval and Consents of Regulatory Authorities, this Agreement represents a legal, valid and binding obligation of Bank, enforceable against Bank in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

          (b) Except as Previously Disclosed, neither the execution and delivery of this Agreement by Bank nor the consummation by Bank of the transactions contemplated hereby, nor compliance by Bank with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Bank's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on Bank under, any Contract or Permit of Bank, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(a) and (b) of this Agreement, violate any Law or Order applicable to Bank or any of its Assets.

          (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws and other than Consents required from Regulatory Authorities, and other than notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank no notice to, filing with or Consent of, any public body or authority is necessary for the consummation by Bank of the Merger and the other transactions contemplated in this Agreement.

     5.3     Capital  Stock  and  Other  Securities.

          (a) The authorized capital stock of Bank consists of 1,000,000 shares of Bank Common Stock. As of the date of this Agreement, there are (i) 405,600 shares of Bank Common Stock issued and outstanding and (ii) 9,000 shares of Bank Common Stock reserved for issuance upon the exercise of issued and outstanding stock options under the Bank Option Plan. No more than 414,600 shares of Bank Common Stock (assuming that the Bank Options are exercised prior to the Effective Time) and no Bank Options will be issued and outstanding at the Effective Time. All of the issued and outstanding shares of capital stock of Bank are duly and validly issued and outstanding and are fully paid and nonassessable under the FFIC. None of the outstanding shares of capital stock of Bank has been issued in violation of any preemptive rights of the current or past shareholders of Bank.

          (b) Except as set forth in Section 5.3(a) of this Agreement or provided pursuant to the Bank Options as Previously Disclosed, there are no shares of capital stock or other equity securities of Bank outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Bank or contracts, commitments, understandings or arrangements by which Bank is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

     5.4     Bank's  Subsidiaries.  Bank  has  no  subsidiaries.

     5.5     Regulatory  Filings;  Financial  Statements.

          (a) Bank has filed and made available to PAB all forms, reports and documents required to be filed by Bank with the Federal Reserve since December 31, 1994 (collectively, the "Bank Federal Reserve Reports"). The Bank Federal Reserve Reports did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a Material fact or omit to state a Material fact required to be stated in such Bank Federal Reserve Reports or necessary in order to make the statements in such Bank Federal Reserve Reports, in light of the circumstances under which they were made, not misleading. Other than the Federal Reserve, Bank is not required to file any forms, reports or other documents with any federal regulatory agency. Bank securities are not subject to registration under Section 12(b) or 12(g) of the Securities Laws, and Bank is not required to make reports to the Federal Reserve pursuant to 12 CFR
Part  335;

          (b) Bank has Previously Disclosed, and delivered to PAB prior to the execution of this Agreement, copies of all Bank Financial Statements for periods ended prior to the date hereof and will deliver to PAB copies of all Bank Financial Statements prepared subsequent to the date hereof. The Bank Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or will be, if dated after the date of this Agreement, in accordance with the books and records of Bank, which are or will be, materially complete and correct and which have been or will have been maintained in accordance with good business practices, and (ii) present or will present fairly the financial position of Bank as of the dates indicated and the results of operations, changes in shareholders' equity and cash flows of Bank for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not Material).

     5.6 Absence of Undisclosed Liabilities. Bank has no Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank, except Liabilities which are accrued or reserved against in the balance sheets of Bank as of December 31, 1999 and June 30, 2000 included in the Bank Financial Statements or reflected in the notes thereto. Bank has not incurred or paid any Liability since June 30, 2000, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank.

     5.7 Absence of Certain Changes or Events. Since June 30, 2000, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank, (ii) Bank has not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a Material breach or violation of any of the covenants and agreements of Bank provided in Article 7 of this Agreement, and (iii) Bank has conducted its business in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby).

     5.8     Tax  Matters.

          (a) All Tax returns required to be filed by or on behalf of Bank have been timely filed or requests for extensions have been timely filed, granted and have not expired for periods ended on or before December 31, 1999, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on Bank, and all returns filed are complete and accurate in all Material respects to the Knowledge of Bank. All Taxes shown on filed returns have been paid as of the date of this Agreement, and there is no audit, examination, deficiency, or


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refund  Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on Bank, except as reserved against in the Bank Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

          (b) Bank has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to Bank, which deficiency is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank.

          (c) Adequate provision for any Taxes due or to become due by Bank for the period or periods through and including the date of the respective Bank Financial Statements has been made and is reflected on such Bank Financial Statements.

          (d) Deferred Taxes of Bank have been provided for in accordance with GAAP. Effective January 1, 1993, Bank adopted Financial Accounting Standards
Board  Statement  109,  "Accounting  for  Income  Taxes."

          (e) Bank is in compliance with, and its records contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank.

          (f) Bank has not made any payments, is not obligated to make any payments or is not a party to any contract, agreement or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

          (g) There are no Material Liens with respect to Taxes upon any of the Assets of Bank.

          (h) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of Bank that occurred during or after any Taxable Period in which Bank incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1996.

          (i) Bank has not filed any consent under Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

          (j) After the date of this Agreement, no Material election with respect to Taxes will be made without the prior consent of PAB, which consent will not be unreasonably withheld.

          (k) Bank does not currently have and has never had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

     5.9 Allowance. The Allowance shown on the balance sheets of Bank included in the most recent Bank Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the balance sheets of Bank included in the Bank Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of Bank and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by Bank as of the dates thereof, except where the failure of such Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on Bank.

     5.10 Assets. Except as Previously Disclosed or as disclosed or reserved against in the Bank Financial Statements, Bank has good and marketable title, free and clear of all Liens, to all of its Assets. All Material tangible properties used in the business of Bank are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Bank's past practices. All Assets which are Material to Bank's business held under leases or subleases by Bank, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors' rights Generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. Bank has Previously Disclosed copies of the policies of fire, theft, liability and other insurance maintained with respect to the Assets or business of Bank and the fidelity and blanket bonds in effect as to which Bank is a named insured. Bank has not received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated or (ii) premium costs with respect to such policies of insurance will be substantially increased. The Assets of Bank include all assets required to operate the business of Bank as presently conducted.

     5.11     Environmental  Matters.

          (a) To the Knowledge of Bank and except as Previously Disclosed, its Participation Facilities and Loan Properties are, and have been, in full compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank.

          (b) There is no Litigation pending or, to the Knowledge of Bank, pending or threatened before any court, governmental agency, board, authority or other forum in which Bank or any of its Participation Facilities and Loan Properties has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under or involving a site owned, leased or operated by Bank or any of their respective Participation Facilities and Loan Properties, except for such Litigation pending or threatened which is not likely to have, individually or in the aggregate, a Material Adverse Effect on Bank or on Bank.

          (c) To the Knowledge of Bank, there is no reasonable basis for any Litigation of a type described in subsection (b), except such as is not likely to have, individually or in the aggregate, a Material Adverse Effect on Bank.

          (d) To the Knowledge of Bank, there have been no releases, spills or discharges of Hazardous Material or other conditions involving Hazardous
Materials in, on, under or affecting any Participation Facility or Loan Property, except such as are not likely to have, individually or in the aggregate, a Material Adverse Effect on Bank.

     5.12 Compliance with Laws. Bank is duly registered as a capital stock financial institution under the FFIC. Bank has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not likely to have, individually or in the aggregate, a Material Adverse Effect on Bank, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank. Bank:

          (a) is not in violation of any Laws, Environmental Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not likely to have, individually or in the aggregate, a Material Adverse Effect on Bank; and

          (b) except as Previously Disclosed, has not received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that Bank is not in compliance with any of the Laws, Environmental Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank, or (iii) requiring Bank to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its businesses, or in any manner relates to its capital adequacy, credit or reserve policies, management or the payment of dividends.

     5.13 Labor Relations. Bank is not the subject of any Litigation asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel Bank to bargain with any labor organization as to wages or conditions of employment, nor is Bank a party to or bound by any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving either of them, pending or threatened, nor to its Knowledge, is there any activity involving Bank's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     5.14     Employee  Benefit  Plans.

          (a) Bank has Previously Disclosed, and delivered or made available to PAB prior to the execution of this Agreement, correct and complete copies in each case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plans, all other written employee programs, arrangements or agreements, all medical, vision, dental or other health plans, all life insurance plans and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Bank or any Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries and under which such persons are eligible to participate (collectively, the "Bank Benefit Plans"). Any of the Bank Benefit Plans which is an "employee welfare benefit plan," as that term is defined in Section 3(1) of ERISA, or an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Bank ERISA Plan." Each Bank ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code or Section 3(35) of ERISA) is referred to herein as a "Bank Pension Plan". No Bank Pension Plan is or has been a "multi-employer plan" within the meaning of Section 3(37) of ERISA. Bank does not, and may not ever, participate in either a multi-employer plan or a multiple employer plan.

          (b) Bank has delivered or made available to PAB prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for such Bank Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such Bank Benefit Plans or amendments, all determination letters, Material rulings, Material opinion letters, Material information letters or Material advisory opinions issued by the IRS, the United States Department of Labor or the Pension Benefit Guaranty Corporation after December 31, 1994, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports and summary annual reports prepared for any Bank Benefit Plan with respect to the most recent plan year, and (iv) the most recent summary plan descriptions and any Material modifications thereto.

          (c) All Bank Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank. Each Bank ERISA Plan which is intended to be qualified under Section 401 (a) of the Internal Revenue Code has received a favorable determination letter from the IRS, and Bank is not aware of any circumstances which will or could reasonably result in revocation of any such favorable determination letter or failure of a Bank ERISA Plan intended to satisfy Internal Revenue Code Section 401 or to satisfy the Tax qualification provisions of the Internal Revenue Code applicable thereto. Bank has not engaged in a transaction with respect to any Bank Benefit Plan that, assuming the Taxable Period of such transaction expired as of the date hereof, would subject Bank to a Material Tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank.

          (d) No Bank Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, based on actuarial assumptions set forth for such plan's most recent actuarial valuation, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no Material change in the financial position or funded status of any Bank Pension Plan, (ii) no change in the actuarial assumptions with respect to any Bank Pension Plan, and (iii) no increase in benefits under any Bank Pension Plan as a result of plan amendments or changes in applicable Law, any of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank or materially affect the funding status of any such plan. Neither any Bank Pension Plan nor any "single-employer plan," within the meaning of Section 4001 (a)(15) of ERISA, currently or formerly maintained by Bank, or the single-employer plan of any entity which is considered one employer with Bank under Section 4001 of ERISA or
Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, which is reasonably likely to have a Material Adverse Effect on Bank. Bank has not provided, and is not required to provide, security to a Bank Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401
(a)(29) of the Internal Revenue Code. All premiums required to be paid under ERISA Section 4006 have been timely paid by Bank, except to the extent any failure to do so would not have a Material Adverse Effect on Bank.

          (e) Within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Bank with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a Material Adverse Effect on Bank. Except as Previously Disclosed, Bank has not incurred any withdrawal Liability with respect to a multi-employer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a Material Adverse Effect on Bank. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Bank Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

          (f) Except as required under Title 1, Part 6 of ERISA and Internal Revenue Code Section 4980 B, Bank has no obligations to provide health and life benefits under any of the Bank Benefit Plans to former employees, and there are no restrictions on the rights of Bank to amend or terminate any such plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on Bank.

          (g) Except as Previously Disclosed, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any officer, director or any employee of Bank from Bank under any Bank Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Bank Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

          (h) The actuarial present values of all accrued deferred compensation entitlements (including, without limitation, entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of Bank and its beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the Bank Financial Statements to the extent required by and in accordance with GAAP.

     5.15 Material Contracts. Except as Previously Disclosed or otherwise reflected in the Bank Financial Statements, neither Bank nor any of its Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by Bank or the guarantee by Bank of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (iii) any other Material Contract or amendment thereto as of the date of this Agreement (together with all Contracts referred to in Sections 5.10 and 5.14(a) of this Agreement, the "Bank Contracts"). With respect to each Bank Contract, (i) the Contract is in full force and effect, (ii) Bank is not in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank, (iii) Bank has not repudiated or waived any material provision of any such Contract, and (iv) no other party to any such Contract is, to the knowledge of Bank, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank, or has repudiated or waived any Material provision thereunder. Except as Previously Disclosed, all of the indebtedness of Bank for money borrowed is prepayable at any time by Bank or Bank without penalty or premium.

     5.16 Legal Proceedings. There is no Litigation pending, or, to the Knowledge of Bank, threatened against Bank, or against any of its Assets, employee benefit plans, interests or rights that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding against Bank, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank.

     5.17 Reports. Bank has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file with Regulatory Authorities and any applicable state securities or banking authorities, except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank. As of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all applicable Laws. As of their respective dates, each such report and document did not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     5.18 Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by Bank or any Affiliate thereof to PAB pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by Bank or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Bank's shareholders in connection with the Bank Meeting, and any other documents to be filed by Bank or any Affiliate thereof with the Federal Reserve or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Bank, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Bank Meeting be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Bank Meeting. All documents that Bank or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

     5.19     Accounting,  Tax  and  Regulatory  Matters.  Neither Bank nor any
Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the second sentence of such Section. To the Knowledge of Bank, there exists no fact, circumstance or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without the imposition of any condition or restriction of the type described in the second sentence of such Section 9.1(b) other than with respect to anti-trust or competitive effects issues.

     5.20 State Takeover Laws. Bank has taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable "moratorium," "control share," "fair price," "business combination" or other state takeover Law.

     5.21 Articles of Incorporation Provisions. Bank has taken all actions so that the entering into of this Agreement and the consummation of the Merger contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of Bank (other than voting, dissenters' rights of appraisal or other similar rights) or restrict or impair the ability of PAB or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of Bank Common Stock that may be acquired or controlled by it.

     5.22 Derivatives. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Bank's own account, or for the account of its customers, were entered into (i) in accordance with prudent business practices and all applicable Laws, and (ii) with counterparties believed to be financially responsible.

                                   ARTICLE 6
                     REPRESENTATIONS AND WARRANTIES OF PAB

     PAB  hereby  represents  and  warrants  to  Bank  as  follows:

     6.1 Organization, Standing and Power. PAB is a corporation duly organized, validly existing and in good standing under the Laws of the State of Georgia and is duly registered as a bank holding company under the BHC Act. PAB has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. PAB is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PAB.

     6.2     Authority,  No  Breach  By  Agreement.

          (a) PAB has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of PAB. Subject to the Consents of Regulatory Authorities, this Agreement represents a legal, valid, and binding obligation of PAB, enforceable against PAB in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

          (b) Neither the execution and delivery of this Agreement by PAB, nor the consummation by PAB of the transactions contemplated hereby, nor compliance by PAB with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of PAB's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any PAB Companies under, any Contract or Permit of any PAB Companies, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PAB, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any PAB Companies or any of their respective Assets.

          (c) No notice to, filing with or Consent of any public body or authority is necessary for the consummation by PAB of the Merger and the other transactions contemplated in this Agreement other than (i) in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws and rules of the NASD, (ii) Consents required from Regulatory Authorities, (iii) notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and
(iv) Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PAB.

     6.3 Compliance with Laws. PAB is duly registered as a bank holding company under the BHC Act. Each of the PAB Companies has in effect all permits necessary to own, lease or operate their Assets and to carry on their business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PAB, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PAB.

     6.4 Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by any PAB Companies or any Affiliate thereof to Bank pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any PAB Companies or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Bank shareholders in connection with the Bank Meeting, and any other documents to be filed by any PAB Companies or any Affiliate thereof with the FDIC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Bank, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Bank Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Bank Meeting. All documents that any PAB Companies or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

     6.5 Legal Proceedings. There is no Litigation pending, or, to the Knowledge of PAB threatened, against PAB or its Subsidiaries which, if adversely determined would materially adversely affect the ability of PAB to consummate the transactions contemplated hereby nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against PAB or any of its Subsidiaries that would have, individually or in the aggregate, a Material Adverse Effect on PAB.

     6.6 Financing. PAB will have at the Effective Time funds in an amount sufficient to enable it to carry out its obligations under this Agreement.

          Regulatory Matters. Except as specifically contemplated by this Agreement, neither PAB nor any of its Subsidiaries has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance regarding PAB that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement. To the Knowledge of PAB, there exists no fact, circumstance, or reason regarding PAB why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without the imposition of any condition described in the second sentence of such Section 9.1(b).

                                   ARTICLE 7
                    CONDUCT OF BUSINESS PENDING CONSUMMATION

     7.1 Affirmative Covenants of Bank. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement unless the prior written consent of PAB shall have been obtained, and except as otherwise contemplated herein, Bank agrees: (i) to operate its business in the usual, regular and ordinary course; (ii) to preserve intact its business organizations and Assets and maintain its rights and franchises; (iii) to use its reasonable efforts to cause its representations and warranties to be correct at all times; and (iv) to take no action which would (a) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement or (b) adversely affect in any Material respect the ability of either Party to perform its covenants and agreements under this Agreement.

     7.2 Negative Covenants of Bank. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Bank covenants and agrees that it will not do or agree or commit to do, any of the following without the prior written consent of the Chief Executive Officer of
PAB:

          (a) amend the Articles of Incorporation, Bylaws or other governing instruments of Bank; or

          (b) incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $50,000 except in the ordinary course of the business of Bank consistent with past practices (which shall include creation of deposit liabilities, purchases of federal funds and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any share of stock of Bank held by Bank of any Lien or permit any such Lien to exist; or

          (c) repurchase, redeem or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of Bank, or declare or pay any dividend or make any other distribution in respect of Bank capital stock; or

          (d) except for this Agreement, or as Previously Disclosed, or in connection with the exercise of any Bank Options, issue or sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Bank Common Stock, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock; or

          (e) adjust, split, combine or reclassify any capital stock of Bank or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Bank's Stock or sell, lease, mortgage or otherwise dispose of or otherwise encumber any Asset having a book value in excess of $25,000 other than in the ordinary course of business for reasonable and adequate consideration; or

          (f) acquire direct or indirect control over any real property, other than in connection with (i) foreclosures in the ordinary course of business, or
(ii)  acquisitions  of  control  by  Bank  in  its  fiduciary  capacity;  or

          (g) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of five years or less, purchase of investment grade bonds issued by municipalities located within the State of Florida with a maturity of five years or less, purchase any securities or make any Material investment, either by purchase of stock or securities, contributions to capital, Asset transfers or purchase of any Assets, in any Person other than Bank, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) except as Previously Disclosed, the creation of new, wholly-owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

          (h) grant any increase in compensation or benefits to the employees or officers of Bank (including such discretionary increases as may be contemplated by existing employment agreements) exceeding 5% individually or in the aggregate on an annual basis, except in accordance with past practice Previously Disclosed or as required by Law, pay any bonus except in accordance with past practice Previously Disclosed or the provisions of any applicable program or plan adopted by its Board of Directors prior to the date of this Agreement, enter into or amend any severance agreements with officers of Bank, grant any increase in fees or other increases in compensation or other benefits to directors of Bank except in accordance with past practice Previously Disclosed; or

          (i) enter into or amend any employment Contract between Bank and any Person (unless such amendment is required by Law) that Bank does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

          (j) adopt any new employee benefit plan of Bank or make any Material change in or to any existing employee benefit plans of Bank other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

          (k) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP; or

          (l) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of Bank for money damages in excess of $25,000 or Material restrictions upon the operations of Bank; or

          (m) except in the ordinary course of business, modify, amend or terminate any Material Contract or waive, release, compromise or assign any Material rights or claims.

     7.3 Covenants of PAB. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Bank shall have been obtained, PAB covenants and agrees that it shall (i) use its reasonable efforts to cause its representations and warranties to be correct at all times, and (ii) take no action which would (a) adversely affect the ability of any Party to obtain any Consents required for the transaction contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement, or (b) adversely affect in any Material respect the ability of either Party to perform its covenants and agreements under this Agreement.

     7.4 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it, or (ii) is reasonably likely to cause or constitute a Material breach of any of its representations, warranties or covenants contained herein and to use its reasonable efforts to prevent or promptly to remedy the same.

     7.5 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the Federal Reserve or the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not Material). As of their respective dates, such reports filed with the Federal Reserve or the SEC will comply in all Material respects with the Securities Laws and will not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                   ARTICLE 8
                             ADDITIONAL AGREEMENTS

     8.1 Shareholder Approval. Bank shall take, in accordance with applicable law and its Articles of Incorporation and Bylaws, all action necessary to convene the Bank Meeting to consider and vote upon the approval of this Agreement and any other matters required to be approved by Bank shareholders for consummation of the Merger (including any adjournment), as promptly as practicable. The Board of Directors of Bank shall (subject to compliance with its fiduciary duties as advised by counsel) recommend such approval, and Bank (subject to the direction of the Bank Board acting in compliance with its fiduciary duties as advised by counsel) shall take all reasonable lawful action to solicit such approval by its shareholders.

     8.2     Proxy  Statement.

          (a) Each of PAB and Bank agrees to cooperate in the preparation of a Proxy Statement as promptly as practicable, but in no event later than 60 days after the date of this Agreement. Bank agrees to furnish PAB all information concerning Bank and its officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

          (b) Each of Bank and PAB agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to Bank shareholders and at the time of the Bank Meeting, contain any untrue statement of a Material fact or omit to state any Material fact required to be stated therein or necessary to make the statements therein not misleading with respect to any Material fact, or which will omit to state any Material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of Bank and PAB further agrees that if it shall become aware prior to the Effective Date of any information that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any Material fact, or to omit to state any Material fact necessary to make the statements therein not false or misleading, to promptly inform the other Party thereof and to take the necessary steps to correct the Proxy Statement.

          (c) Nothing in this Section 8.2 or elsewhere in this Agreement shall prohibit accurate disclosure by Bank of information that is required to be disclosed in the Proxy Statement or in any other document required to be filed with Regulatory Authorities.

     8.3 Applications. PAB shall promptly prepare and file and Bank shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. PAB shall permit Bank to review (and approve with respect to information relating to Bank) such applications prior to filing same. PAB shall promptly deliver to the Bank two copies of all filings with all Regulatory Authorities in connection with the transactions contemplated by this Agreement, and also shall promptly deliver to the Bank copies of all correspondence forwarded to and received from the Regulatory Authorities in connection with such filings and the transactions contemplated by this Agreement.

     8.4 Filings with State Office. Upon the terms and subject to the conditions of this Agreement, PAB and Interim shall execute and file the Application or Notification to Merge with the Florida Department of Banking and Finance with the Secretary of State of the State of Florida in connection with the Closing.

     8.5 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use its reasonable efforts to take all actions, and to do all things necessary, proper or advisable under applicable Laws, as promptly as practicable so as to permit consummation of the Merger at the earliest possible date and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other Party hereto to that end (it being understood that any resolicitation of proxies as a consequence of an acquisition agreement by PAB or any of its Subsidiaries shall not violate this covenant), including, without limitation, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     8.6     Investigation  and  Confidentiality.

          (a) Prior to the Effective Time, each Party will keep the other Party advised of all Material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transaction contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

          (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by any other Party concerning its and its Subsidiaries' businesses, operations and financial condition except in furtherance of the transactions contemplated by this Agreement. In the event that a Party is required by applicable Law or valid court process to disclose any such confidential information, then such Party shall provide the other Party with prompt written notice of any such requirement so that the other Party may seek a protective order or other appropriate remedy and/or waive compliance with this Section 8.6. If in the absence of a protective order or other remedy or the receipt of a waiver by the other Party, a Party is nonetheless, in the written opinion of counsel, legally compelled to disclose any such confidential information to any tribunal or else stand liable for contempt or suffer other censure or penalty, a Party may, without liability hereunder, disclose to such tribunal only that portion of the confidential information which such counsel advises such Party is legally required to be disclosed; provided that such disclosing Party use its best efforts to preserve the confidentiality of such confidential information, including without limitation, by cooperating with the other Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such confidential information by such tribunal. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return all documents and copies thereof and all work papers containing confidential information received from the other Party.

          (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a Material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

          (d) Neither Party nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client or similar privilege with respect to such information or contravene any Law, rule, regulation, Order, judgment, decree, fiduciary duty or agreement entered into prior to the date of this Agreement. The Parties will use their reasonable efforts to make appropriate substitute disclosure arrangements, to the extent practicable, in circumstances in which the restrictions of the preceding sentence apply.

     8.7 Press Releases. Prior to the Effective Time, Bank and PAB shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section
8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

     8.8 Certain Actions. Except with respect to this Agreement and the transactions contemplated hereby, neither Bank nor any Affiliate thereof nor any investment banker, attorney, accountant or other representative (collectively, the "Representatives") retained by Bank shall directly or indirectly solicit or engage in negotiations concerning any Acquisition Proposal by any Person, or provide any confidential information or assistance to, or have any discussions with, any Person with respect to an Acquisition Proposal. Except to the extent necessary to comply with the fiduciary duties of Bank Board of Directors as determined by the Bank Board of Directors after consulting with and considering the advice of counsel, neither Bank nor any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but Bank may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel; provided that Bank shall promptly advise PAB orally and in writing following the receipt of any Acquisition Proposal and the Material details thereof. Bank shall (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing and (ii) direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing.

     8.9 State Takeover Laws. Bank shall take all reasonable steps to exempt the transactions contemplated by this Agreement from any applicable state takeover Law.

     8.10 Articles of Incorporation Provisions. Bank shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger does not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of Bank (other than voting, dissenters' rights of appraisal or other similar rights) or restrict or impair the ability of PAB or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of Bank that may be acquired or controlled by it.

     8.11 Employee Benefits and Contracts. Following the Effective Time, PAB shall provide generally to officers and employees of Bank, who at or after the Effective Time become employees of a PAB Company, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of PAB Common Stock except as set forth in this Section 8.11) on terms and conditions which when taken as a whole are substantially similar to those currently provided by the PAB Companies to their similarly situated officers and employees; provided, that, for a period of 12 months after the Effective Time, PAB shall provide generally to officers and employees of Bank severance benefits in accordance with the policies of either (i) Bank as Previously Disclosed pursuant to this Section 8.11, or (ii) PAB, whichever of
(i) or (ii) will provide the greater benefit to the officer or employee. PAB shall waive any waiting period and pre-existing condition exclusion under any employee health plan for which any employees and/or officers and dependents covered by Bank Benefit Plans as of Closing shall become eligible by virtue of the preceding sentence, to the extent (i) such pre-existing condition was covered under the Bank Benefit Plans and (ii) the individual affected by the pre-existing condition was covered by the Bank Entity's corresponding plan on the date which immediately precedes the Effective Time. For purposes of participation, vesting and benefit accrual under all benefit plans, the service of the employees of Bank prior to the Effective Time shall be treated as service with the PAB Companies participating in all benefit plans. In addition, if the Effective Time falls within an annual period of coverage under any group health plan of the PAB Companies, each Bank employee shall be given credit for covered expenses paid by that employee under comparable Bank Benefit Plans during the applicable coverage period through the Effective Time towards satisfaction of any annual deductible limitation and out-of-pocket maximum that may apply under such group health plan of the PAB Companies. PAB will provide a severance payment to each Bank employee whose employment with Bank is terminated by PAB within six months after the Effective Time (unless such termination is for cause) in an amount equal to the greater of (i) one month's salary then earned by employee, less applicable withholdings, or (ii) the product of each fall year employee was employed by Bank multiplied times two weeks' salary then earned by employee, less applicable withholdings.

     8.12 D&O Coverage. At the Effective Time, PAB will provide directors and officers insurance coverage for Bank's directors and officers either, at PAB's election, (i) by purchasing continuation coverage under Bank's current policy for directors and officers for a period not less than three years after the Effective Time, or (ii) obtain coverage under PAB's current directors' and officers' policy to provide coverage for Bank's directors and officers on a prior acts basis for a period not less than three years prior to the Effective Time.

                                   ARTICLE 9
               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

     9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and to consummate the Merger are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

          (a) Shareholder Approval. The shareholders of Bank shall have approved
              --------------------
this Agreement and the consummation of the Merger as and to the extent required by Law and by the provisions of any of its governing instruments and by the rules of any Regulatory Authority.

          (b)  Regulatory  Approvals. All Consents of, filings and registrations
               ---------------------
with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including, without limitation, requirements relating to the raising of additional capital or the disposition of Assets or deposits) which in the reasonable judgment of the Board of Directors of PAB would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

          (c) Consents and Approvals. Each Party shall have obtained any and all
              ----------------------
Consents required for consummation of the Merger (other than those referred to in Section 9.1 (b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of PAB would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

          (d)  Legal  Proceedings.  No  court  or  governmental  or  Regulatory
               ------------------
Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

     9.2 Conditions to Obligations of PAB. The obligations of PAB to perform this Agreement and to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by PAB pursuant to Section 11.6(a) of this Agreement:

          (a) Representations and Warranties. The representations and warranties
              ------------------------------
of Bank set forth or referred to in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except (i) as expressly contemplated by this Agreement, or (ii) for representations and warranties the inaccuracies of which relate to matters that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank.

          (b)  Performance  of  Agreements  and  Covenants.  Each and all of the
               -------------------------------------------
agreements and covenants of Bank to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

          (c)  Certificates. Bank shall have delivered to PAB (i) a certificate,
               ------------
dated as of the Effective Time and signed on its behalf by its Chief Executive Officer and Chief Financial Officer, to the effect that the conditions of its obligations set forth in Section 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by the Bank Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as PAB and its counsel shall request.

          (d) Accountant's Letters. PAB shall have received from Stewart, Fowler
              --------------------
& Stalvey, P.C. letters dated not more than five days prior to (i) the date of the Proxy Statement and (ii) the Effective Time, with respect to certain financial information regarding Bank, in form and substance reasonably satisfactory to PAB, which letters shall be based upon customary specified procedures undertaken by such firm.

          (e) Support Agreements. Each of the directors of Bank (other than John
              ------------------
D. Carini) shall have executed and delivered to PAB a Support Agreement in substantially the form attached hereto as Exhibit B.

     9.3 Conditions to Obligations of Bank. The obligations of Bank to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Bank pursuant to Section 11.6(b) of this Agreement:

          (a) Representations and Warranties. The representations and warranties
              ------------------------------
of PAB set forth or referred to in this Agreement shall be true and correct in all Material respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except (i) as expressly contemplated by this Agreement, or (ii) for representations and warranties the inaccuracies of which relate to matters that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PAB.

          (b)  Performance  of  Agreements  and  Covenants.  Each and all of the
               -------------------------------------------
agreements and covenants of PAB to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

          (c)  Certificates. PAB shall have delivered to Bank (i) a certificate,
               ------------
dated as of the Effective Time and signed on its behalf by its Chief Executive Officer and its Chief Financial Officer, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by PAB's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Bank and its counsel shall request.

                                   ARTICLE 10
                                  TERMINATION

     10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Bank, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a) By mutual consent of the respective Boards of Directors of PAB and Bank; or

          (b) By the Board of Directors of either Party (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching party the ability to refuse to consummate the Merger under the standard set forth in Section 9.2(a) of this Agreement in the case of PAB and Section 9.3(a) of this Agreement in the case of Bank; or

          (c) By the Board of Directors of either Party (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event any Consent of any Regulatory Authority required for consummation of the Merger shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal; or

          (d) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by December 31, 2000, but only if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(d); or

          (e) By the Board of Directors of either Party (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in
Section  10.1  (d)  of  this  Agreement;  or

          (f) By PAB in the event that the Board of Directors of Bank shall have failed to reaffirm, following a written request by PAB for such reaffirmation after Bank shall have received any inquiry or proposal with respect to an Acquisition Proposal, its approval of the Merger (to the exclusion of any other Acquisition Proposal), or shall have resolved not to reaffirm the Merger.

     10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Article 11 and Section 8.6(b) of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 10.1(b) or 10.1(e) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant or agreement giving rise to such termination; provided that such Liability shall be determined solely in accordance with the effect of
Section  I  1.2(b)  of  this  Agreement.

     10.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants and agreements of the Parties shall not survive the Effective Time except for this Section 10.3 and Articles 2, 3, 4, and 11 and Sections 8.11 and 8.12 of this Agreement.

                                   ARTICLE 11
                                 MISCELLANEOUS

     11.1 Definitions. Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

     "ACQUISITION PROPOSAL" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or Assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the Assets of, such Party or any of its Subsidiaries.

     "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person, (ii) any officer, director, partner, employer or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

     "AGREEMENT" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

     "ALLOWANCE" shall mean the allowance for possible loan or credit losses for the periods set forth in Section 5.9 of this Agreement.

     "ASSETS" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

     "BANK"  shall have the meaning set forth in the Preamble of this Agreement.

     "BANK BENEFIT PLANS" shall have the meaning set forth in Section 5.14 of this Agreement.

     "BANK  COMMON  STOCK"  shall mean the $5.00 par value common stock of Bank.

     "BANK ERISA PLAN" shall have the meaning provided in Section 5.14 of this Agreement.

     "BANK FINANCIAL STATEMENTS" shall mean (i) the balance sheets (including related notes and schedules, if any) of Bank as of June 30, 2000, and as of December 31, 1999, 1998, 1997 and 1996, and the related statements of income, changes in shareholders' equity and cash flows (including related notes and schedules, if any) for the six months ended June 30, 2000, and for each of the four fiscal years ended December 31, 1999, 1998, 1997 and 1996, and (ii) the balance sheets of Bank (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to June 30, 2000, with related prior year comparable financial statements.

     "BANK MEETING" shall mean the special meeting of the shareholders of Bank or any adjournment thereof to vote on the matters set forth in the Proxy Statement.

     "BANK  OPTIONS" shall mean those options issued under the Bank Option Plan.

     "BANK  OPTION  PLAN"  shall  mean  the  Bank  Stock  Option  Plan.

     "BHC ACT" shall mean the federal Bank Holding Company Act of 1956, as amended.

     "CLOSING" shall mean the closing of the transaction contemplated hereby, as described in Section 1.2 of this Agreement.

     "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

     "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

     "DEFAULT" shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of control or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase or impose any Liability under, any Contract, Order or Permit.

     "EFFECTIVE TIME" shall have the meaning set forth in Section 1.3 of this Agreement.

     "ENVIRONMENTAL LAWS" shall mean all federal, state, municipal and local laws, statutes, orders, regulations, decrees, resolutions, proclamations, permits, licenses, approvals, authorizations, consents, judgments, judicial decisions and other governmental requirements, limitations and standards relating to the environment, health and safety issues, including, without limitation, the manufacture, generation, use, processing, treatment, recycling, storage, handling, "Release" (as hereinafter defined), investigation, removal, remediation and cleanup of or other corrective action for "Hazardous Materials" (as hereinafter defined), exposure to Hazardous Materials and personal injury, natural resource damage, property damage and interference with the use of property caused by or resulting from Hazardous Materials.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA AFFILIATE" shall have the meaning provided in Section 5.14 of this Agreement.

     "EXHIBITS" shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

     "FEDERAL RESERVE" shall mean the Board of Governors of the Federal Reserve System.

     "FDIC"  shall  mean  the  Federal  Deposit  Insurance  Corporation.

     "FFIC"  shall  mean  the  Financial  Institutions  Code  of  Florida.

     "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

     "HAZARDOUS MATERIALS" shall mean all hazardous, toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic and volatile substances, materials, compounds, chemicals and waste, and all other industrial waste, sanitary waste, pollutants and contaminants, and all constituents thereof, including, without limitation, petroleum hydrocarbons, asbestos-containing materials, lead-based paints and all substances, materials, wastes, chemicals, compounds, contaminants and pollutants regulated or addressed by Environmental Laws.

     "IRS"  shall  mean  the  Internal  Revenue  Service.

     "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     "KNOWLEDGE" as used with respect to a Person shall mean the knowledge, after all appropriate due inquiry, of the Chairman, President, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer, General Counsel, any Assistant or Deputy General Counsel or any Senior or Executive Vice President or Manager of such Person.

     "LAW" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule or statute and all Environmental Laws applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any of the Regulatory Authorities.

     "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured or otherwise.

     "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, (iii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party; and (iv) Liens which have been Previously Disclosed.

     "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, request for information, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including, without limitation, Contracts related to it) or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

     "LOAN PROPERTY" shall mean any property owned, leased or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

     "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

     "MATERIAL ADVERSE EFFECT" on a Party shall mean an event, change, condition or occurrence which has a Material adverse impact on (i) the financial position, business or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement; provided that "Material Adverse Effect" shall not be deemed to include the impact of (x) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities and (y) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies.

     "MERGER" shall mean the merger of Interim with and into Bank referred to in the Preamble of this Agreement.

     "MERGER CONSIDERATION" shall mean the aggregate consideration to be received for all of the shares of Bank Common Stock and Bank Options.

     "NASD"  shall  mean  the  National  Association of Securities Dealers, Inc.

     "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

     "PAB  COMMON  STOCK"  shall  mean  the  no  par  value common stock of PAB.

     "PAB  COMPANIES"  shall  mean,  collectively, PAB and all PAB Subsidiaries.

     "PAB  SUBSIDIARIES"  shall  mean  the  subsidiaries  of  PAB.

     "PARTICIPATION FACILITY" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management (including, but not limited to, any property or facility held in a joint venture) and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

     "PARTY" shall mean either Bank, Interim or PAB, and "PARTIES" shall mean Bank, Interim and PAB.

     "PERMIT" shall mean any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its capital stock, Assets, Liabilities or business.

     "PERSON" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert or any person acting in a representative capacity.

     "PREVIOUSLY DISCLOSED" shall mean information delivered in writing prior to the date specified in Section 10.1(d) of this Agreement in the manner and to the Party or counsel or both described in Section 11.8 of this Agreement and entitled "Previously Disclosed Information Delivered Pursuant to the Agreement and Plan of Merger" describing in reasonable detail the matters contained therein or identifying the information disclosed; provided that in the case of Subsidiaries acquired after the date of this Agreement such information may be so delivered by the acquiring Party to the other Party prior to the date of such acquisition.

     "PROXY STATEMENT" shall mean the proxy statement used by Bank to solicit the approval of its shareholders of the transactions contemplated by this Agreement and shall include the prospectus of PAB relating to shares of PAB Common Stock to be issued to the shareholders of Bank and other proxy solicitation materials of Bank consisting of a part thereof.

     "REGULATORY AUTHORITIES" shall mean, collectively, the United States Department of Justice, the Board of Governors of the Federal Reserve System, the FDIC, the SEC, all state regulatory agencies having jurisdiction over the Parties and their subsidiaries and the NASD.

     "RELEASE" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment or disposing into or migration within the environment.

     "REPRESENTATIVES"  shall  have  the  meaning  set  forth  in  Section  8.8.

     "SEC"  shall  mean  the  Securities  and  Exchange  Commission.

     "SECURITIES LAWS" shall mean the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

     "SUBSIDIARIES" shall mean all those corporations, banks, association, or other entities of which the entity in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

     "SURVIVING CORPORATION" shall mean Bank as the surviving corporation resulting from the Merger with Interim.

     "TAX" OR "TAXES" shall mean all federal, state, county, local and foreign taxes, charges, fees, levies, imposts, duties or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, or foreign government or subdivision or agency thereof, including interest and penalties thereon or additions with respect thereto.

     "TAXABLE PERIOD" shall mean any period prescribed by any governmental authority, including the United States or any state, local or foreign government or subdivision or agency thereof for which a Tax Return required to be filed or Tax is required to be paid.

     "TAX RETURN" shall mean any report, return or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

     11.2     Expenses.

          (a) General. Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel except that PAB shall bear and pay the filing fees payable in connection with the Proxy Statement and one-half of the printing costs incurred in connection with the printing of the Proxy Statement.

          (b)  Breach by either Party. In addition to the foregoing, if prior to
               -----------------------
the Effective Time, this Agreement is terminated by either Party as a result of the other Party's breach of such party's representations, warranties or agreements set forth herein of this Agreement, such breaching Party shall pay to the non-breaching Party as its sole and exclusive remedy resulting from such termination, an amount in cash equal to the sum of:

               (i) the reasonable direct costs and expenses incurred by or on behalf of the non-breaching Party in connection with the transactions contemplated by this Agreement, plus
                                                                      ----

               (ii) the  sum  of  $100,000,

which sum represents compensation for the non-breaching Party's loss as the result of the transactions contemplated by this Agreement not being consummated.

     11.3 Brokers and Finders. Bank represents and warrants that neither it nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Bank, Bank shall indemnify and hold PAB harmless of and from any Liability in respect of any such claim and reduce the Merger Consideration by an amount equal to such claim as determined by PAB.

     11.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transaction contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     11.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; whether before or after shareholder approval of the Merger has been obtained provided, however, that after any such approval by the holders of Bank Common Stock, there shall be made no amendment decreasing the consideration to be received by Bank shareholders without the further approval of such shareholders.

     11.6     Waivers.

          (a) Prior to or at the Effective Time, PAB, acting through its Board of Directors, Chief Executive Officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Bank, to waive or extend the time for the compliance or fulfillment by Bank of any and all of its obligations under this Agreement and to waive any or all of the conditions precedent to the obligations of PAB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of PAB.

          (b) Prior to or at the Effective Time, Bank, acting through its Board of Directors, shall have the right to waive any Default in the performance of any term of this Agreement by PAB, to waive or extend the time for the compliance or fulfillment by PAB of any and all of its obligations under this Agreement and to waive any or all of the conditions precedent to the obligations of Bank under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Bank.

          (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

     11.7 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

     11.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

     PAB  and  Interim:     PAB  Bankshares,  Inc.
                                3205  North  Valdosta  Road
                                Valdosta,  Georgia  31602
                                912/241-2774  -  FAX
                                Attn:  R.  Bradford  Burnette,  President

     Copy  to  Counsel:     Coleman,  Talley, Newbem, Kurrie, Preston & Holland
                                910  N.  Patterson  Street
                                Valdosta,  Georgia  31601
                                912/333-0885  -  FAX
                                Attn:  Thompson  Kurrie,  Jr.,  Esquire

                                Troutman  Sanders  LLP
                                600  Peachtree  Street,  N.E.,  Suite  5200
                                Atlanta,  Georgia  30308-2218
                                404/962-6658  -  FAX
                                Attn:  Thomas  O.  Powell,  Esquire

     Bank:                      Friendship  Community  Bank
                                8375  Southwest  State  Road,  200
                                Ocala,  Florida  34481-9604
                                352/854-8784  -  FAX
                                Attn:  Kenneth  D.  Colen,  Chairman

     Copy  to  Counsel:     Smith,  Mackinnon,  Greeley,  Bowdoin,  Edwards,
                                Brownlee  &  Marks,  P.A.
                                255  South  Orange  Avenue,  Suite  800
                                Orlando,  Florida  32801
                                407/843-2448  -  FAX
                                Attn:  John  P.  Greeley,  Esquire

     11.9     Governing  Law.     This  Agreement  shall  be  governed  by  and
construed in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws.

     11.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     11.11 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

     11.12 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     11.13 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     11.14 Interpretation of Agreement. The Parties hereto acknowledge and agree that each Party has participated in the drafting of this Agreement and that this document has been reviewed, negotiated and accepted by all parties and their respective counsel, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be applied to the interpretation of this Agreement. No inference in favor, or against, any party shall be drawn from the fact that one party has drafted any portion hereof.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

ATTEST:                                 "BANK"

                                        FRIENDSHIP  COMMUNITY  BANK

/s/  John  D.  Carini                   /s/  Kenneth  D.  Colen
-------------------------------         ----------------------------------------
John D. Carini, President & CEO         Kenneth D. Colen, Chairman and Secretary

         (BANK  SEAL)

ATTEST:                                 "PAB"

                                        PAB  BANKSHARES,  INC.

/s/  Denise  McKenzie                   /s/  R.  Bradford  Burnette
-------------------------------         ----------------------------------------
Denise  McKenzie,  Secretary            R. Bradford  Burnette,  President
                                          and  Chief  Executive  Officer
      (CORPORATE  SEAL)


     FCB Interim Bank hereby joins in the foregoing Agreement, undertakes that it will be bound thereby and that it will duly perform all the acts and things therein referred to or provided to be done by it.

     IN WITNESS WHEREOF, FCB Interim Bank has caused this undertaking to be made in counterparts by its fully authorized officers and its corporate seal to be hereunto affixed as of this 15th day of September 2000.

ATTEST:                                 "INTERIM"

                                        FCB  INTERIM  BANK

/s/  Denise  McKenzie                   /s/  R.  Bradford  Burnette
-------------------------------         ----------------------------------------
Denise  McKenzie,  Secretary            R.  Bradford  Burnette,  President
                                          and  Chief  Executive  Officer
  (CORPORATE  SEAL)